September 20, 2017	Procedure 2A

NORTHEAST INVESTORS TRUST

CODE OF ETHICS

Introduction

It is expected that all personnel of Northeast Investors Trust (the “Trust”) will conduct business with the highest level of ethical standards. Trust personnel have a duty to exercise their authority and responsibility for the benefit of the Trust and the Trust’s shareholders, to place the interests of the Trust and the Trust’s shareholders first, and to refrain from having outside interests that conflict with those interests. Management is committed to avoiding any circumstances that might adversely affect, or appear to affect, its duty of complete loyalty to the Trust and the Trust’s shareholders. All personal securities transactions are to be conducted in such a manner as to be consistent with this Code of Ethics, including the specific provisions of Section B, and with the Trust’s Policy and Procedures with respect to Insider Trading, and to avoid any actual or potential conflict of interest or any abuse of an employee’s position of trust and responsibility. All information concerning the security holdings of the Trust is confidential. The Code of Ethics does not supersede or otherwise affect any other code.

All personnel must comply with all applicable federal securities laws. Without limiting the generality of this requirement, all access persons are specifically prohibited, in connection with the purchase or sale, directly or indirectly, of a security held or to be acquired by the Trust:

a.	From employing any device, scheme or artifice to defraud the Trust;

b.	From making any untrue statement of a material fact to the Trust or omit to state a material fact necessary in order to make the statements made to the Trust, in light of the circumstances under which they are made, not misleading;

c.	From engaging in any act, practice or course of business that operates or would operate as a fraud or deceit on the Trust; or

d.	From engaging in any manipulative practice with respect to the Trust.

A.       Definitions

(a)	“Trust” means Northeast Investors Trust.

(b)	“Access person” means any Trustee, officer, or supervised person: (i) who has access to nonpublic information regarding any Trust purchase or sale of securities, or nonpublic information regarding the portfolio holdings or (ii) who is involved in making securities recommendations to the Trust, or who has access to such recommendations that are nonpublic.

(c)	“Approval” means the approval of the Compliance Officer or designee, applying the standard that granting such approval would be consistent with the interests of the Trust and its shareholders.

(d)	A security is “being considered for purchase or sale” when a recommendation or decision to purchase or sell a security has been made and communicated or, with respect to a person who will actually make such recommendation or decision, when such person is seriously considering such recommendation or decision.

(e)	“Beneficial ownership” shall be interpreted in the same manner as it would be in determining whether a person is subject to the provisions of Section 16 of the Securities Exchange Act of 1934 and the rules and regulations thereunder, except that the determination of direct or indirect beneficial ownership shall apply to all securities in which an access person has or acquires such beneficial ownership.

(f)	“Disinterested Trustee” means a Trustee who is not an “interested person” of the Trust within the meaning of Section 2(a)(19) of the Investment Company Act of 1940.

(g)	“Initial Public Offering” means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of sections 13 or 15(d) of the Securities Exchange Act of 1934.

(h)	“Limited Offering” means an offering that is exempt from registration under the Securities Act of 1933 pursuant to sections 4(2) or 4(6) or Rules 504, 505 or 506 under that Act.

(i)	‘Control’’ means the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with such company.

(j)	“Purchase or sale of a security” includes, inter alia, the writing of an option to purchase or sell a security and includes all transactions in any security in which a person has, or by reason of such transaction acquires, direct or indirect beneficial ownership of a security.

(k)	‘‘Security’’ means any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a ‘‘security’’, or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing except that it shall not include securities issued by the Government of the United States, money market instruments (bankers acceptances, bank certificates of deposit, commercial paper repurchase agreements and other high quality short-term debt instruments), shares of money market funds, and shares of registered open-end investment companies; provided, however, that shares of the Trust are subject to the reporting requirements of Sections B.3 and B.4.

B.	Personal Securities Trading

1.	Exempted Transactions

The prohibitions of Section B.2 shall not apply to:

(a)	Purchases or sales over which the access person has no direct or indirect influence or control.

(b)	Purchases or sales of securities which are not eligible for purchase or sale by the Trust.

(c)	Purchases or sales which are non-volitional on the part of either the Access Person or the Trust including – but not limited to – purchases or sales in a margin account pursuant to a margin call.

(d)	Automatic investment plans in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An automatic investment plan includes a dividend reinvestment plan.

(e)	Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired.

(f)	Purchases or sales which are only remotely potentially harmful to the Trust because they would be very unlikely to affect a highly institutional market, or because they clearly are not related economically to the securities to be purchased, sold or held by the Trust.

(g)	Purchases or sales effected upon the exercise of a beneficial owner’s right to acquire, sell or exchange securities with the issuer including - but not limited to – the right to sell or put a bond to the issuer prior to the bond’s maturity date and sales effected upon the exchange of a security in response to a broad solicitation by a company or a third party to purchase a substantial percentage of a company’s shares or units for a limited period of time.

(h)	Transactions of any kind by a Disinterested Trustee unless such Disinterested Trustee knew, or, in the ordinary course of fulfilling his or her official duties as a Trustee, should have known that during the 15-day period before the transaction in a security or at the time of the transaction that the security purchased or sold by him or her was also purchased or sold by the Trust or considered for purchase or sale by the Trust.

2.	Prohibited Purchases and Sales

2.1	No Access Person shall purchase or sell, directly or indirectly, any security which to his or her actual knowledge at the time of such purchase or sale:

(a)	is being considered for purchase or sale by the Trust; or

(b)	is being purchased or sold by the Trust.

2.2	In addition to the prohibitions described in Section B.2.1 above, no Access Person:

(a)	shall purchase, directly or indirectly, any security in the Initial Public Offering of such security;

(b)	shall purchase or sell, directly or indirectly, any security in a Limited Offering (private placement), unless the Access Person shall have received prior to such purchase or sale written approval describing the proposed purchase or sale, such approval to include the signed undertaking of the Access Person to disclose again such purchase or sale in the future if and when the Access Person is involved in the Trust’s consideration of an investment in any securities of that issuer;

(c)	shall purchase or sell, directly or indirectly, any security, if the Trust shall have purchased or sold such security within either a prior or subsequent seven-day period (this blackout period includes the day such security is purchased or sold by the Trust, the prior seven calendar days and the subsequent seven calendar days, for a total blackout period of fifteen days);

3.	Quarterly Reporting

3.1	Every Access Person shall report to the Trust the information described in Section B.3.2 of this Code with respect to transactions in any security in which such Access Person has, or by reason of such transaction acquires, any direct or indirect beneficial ownership in the security; provided, however, that an access person shall not be required to make a report with respect to transactions effected for any account over which such person does not have any direct or indirect influence.

3.2	Every report shall be made not later than 30 calendar days after the end of the calendar quarter in which the transaction to which the report relates was effected, and shall contain the following information:

(i)	The date of the transaction, the title and the number of shares, and the principal amount of each security involved;

(ii)	The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

(iii)	The price at which the transaction was effected; and

(iv)	The name of the broker, dealer or bank with or through whom the transaction was effected.

3.3	Any such report may contain a statement that the report shall not be construed as an admission by the person making such report that he or she has any direct or indirect beneficial ownership in the security to which the report relates.

3.4	A Disinterested Trustee shall be required to file a quarterly report only for a transaction in a security where he or she knew, or should have known, in the ordinary course of fulfilling his or her official duties as a Trustee, that during the 15-day period immediately preceding the date of the transaction or at the time of the transaction, such security is or was purchased or sold, or was being considered for purchase or sale, by the Trust.

4.	Annual Reporting

4.1	Every Access Person shall report to the Trust the information described in Section B.4.2 of this Code with respect to holdings of any security in which such Access Person has any direct or indirect beneficial ownership; provided, however, that an Access Person shall not be required to make a report with respect to securities held in any account over which such person does not have any direct or indirect influence.

4.2	Every report shall be made not later than 10 calendar days after becoming an Access Person and annually no more than 45 days following year end, shall be current as of a date no more than 45 days prior to the date the report is submitted, and shall contain the following information:

(i)	The title and type of security, the exchange ticker symbol or CUSIP number, the number of shares or the principal amount of each security involved;

(ii)	The name of the broker, dealer or bank with which the Access Person maintains an account in which the reported securities are held, and

(iii)	The date the Access Person submits the report.

4.3	Any such report may contain a statement that the report shall not be construed as an admission by the person making such report that he or she has any direct or indirect beneficial ownership in the security to which the report relates.

4.4	Reports submitted pursuant to this Section B.4 shall be submitted to the Chief Compliance Officer. The Chief Compliance Officer will keep this information strictly confidential, and may disclose this information only when, and to the extent, necessary to address potential violations of this Code, or when this information is requested by authorized regulatory agencies. The Chief Compliance Officer will notify the Access Person or Persons involved whenever any such disclosure is made.

4.5	A Disinterested Trustee need not make an initial or annual holdings report.

5.	Recordkeeping

The following records will be maintained:

5.1	A copy of each code of ethics for the Trust that is in effect, or at any time within the past five years was in effect, must be maintained in an easily accessible place;

5.2	A record of any violation of the code of ethics, and of any action taken as a result of the violation in an accessible place for at least five years after the end of the fiscal year in which the violation occurs;

5.3	A copy of each report made by an Access Person as required by this section must be maintained for at least five years after the end of the fiscal year in which the report is made or the information is provide, the first two years in an easily accessible place;

5.4	A record of all persons, currently or within the past five years, who are or were required to make reports, who are or were responsible for reviewing these reports in an easily accessible place;

5.5	A copy of each annual report/certification presented to the Board of Trustees by the Chief Compliance Officer.

C.	Gifts and Entertainment

No Access Person shall receive any gift, service, or other thing (including cash), of more than de minimus value, from any person or entity that does business with or on behalf of the Trust. No Access Person may give or offer any gift (including cash) of more than de minimus value to any entity that does business with or on behalf of the Trust without prior written approval. No Access Person may provide or accept extravagant or excessive entertainment to or from any person or entity that does or seeks to do business with or on behalf of the Trust. Access Persons may, however, provide or accept a business entertainment event of reasonable value, such as a dinner or a sporting event.

D.	Confidentiality

The Trust is obligated to keep all information about the Trust’s shareholders and former shareholders in strict confidence, including the shareholder’s identity. The Trust is obligated to keep all information about the Trust’s security holdings in strict confidence. No Access Person may disclose to any person outside the Trust any material nonpublic information about any shareholder, the securities investments made by the Trust, information about contemplated securities transactions, or information regarding the Trust’s trading strategies, except as required to effectuate transactions on behalf of the Trust or for other legitimate business purposes.

E.	Material Misstatements

No Access Person shall willfully make any untrue statement of a material fact in any registration application or report filed with the Commission, or willfully omit to state in any such application or report any material fact which is required to be stated therein.

F.	Rumors

No Access Person shall intentionally disseminate false or misleading information with the intent to manipulate securities prices or markets as it may violate the antifraud provision of Federal Securities Laws. Such conduct is contradictory to the Trust’s stated Code as well as the Trust’s expectations regarding appropriate behavior of its supervised persons.

G.	Service on Boards

No Access Person shall serve on the Board of Directors of any publicly-traded company which is the issuer of any security, unless the Access Person obtains prior written approval.

H.	Reporting of Violations

All Access Persons are required to report any apparent or suspected violations of this Code of Ethics promptly to the Chief Compliance Officer. Such reports may be submitted anonymously. If the Chief Compliance Officer is involved in the alleged violation, such report may be made to any officer or Trustee of the Trust. All reports will be treated confidentially to the extent permitted by law and will be investigated promptly. Any retaliation against a person who reports an apparent or suspected violation is prohibited and constitutes a further violation of this Code.

I.	Sanctions

Upon discovering a violation of this Code, the Trustees of the Trust may impose sanctions as they deem appropriate, including, inter alia, a letter of censure, disgorgement of securities trade benefits, or suspension or termination of the employment of the violator.

Acknowledgement

I have read and understand the foregoing Code of Ethics and will comply in all respects with its provisions.

Signature	Date